EXHIBIT 99.1

                  PRESS RELEASE OF CLOVER LEAF FINANCIAL CORP.

FOR IMMEDIATE RELEASE


Contact:  Dennis M. Terry
          President & CEO
          618-656-6122



                       CLOVER LEAF FINANCIAL CORP. REPORTS
                             SECOND QUARTER EARNINGS


Edwardsville, Illinois - Clover Leaf Financial Corp. (OTC Bulletin Board: CLOV), the parent company of Clover Leaf Bank of Edwardsville, Illinois (the "Bank") today announced that net income for the three months ended June 30, 2003 was $207,000, compared to net income of $102,000 for the three months ended June 30, 2002. Net income for the six months ended June 30, 2003 was $315,000, compared to net income of $217,000 for the six months ended June 30, 2002, an increase of 45.2%.

Clover Leaf Financial Corp. was organized in September 2001 at the direction of the Board of Directors of the Bank for the purpose of owning all of the Bank's outstanding capital stock following the completion of the Bank's mutual-to-stock conversion. Clover Leaf Financial sold 661,250 shares of its outstanding common stock at $10.00 per share in a public offering to eligible depositors, which was completed on December 27, 2001.

At June 30, 2003, total assets were $102.4 million, an increase of $6.9 million, or 7.2%, from $95.5 million at December 31, 2002. Loans receivable at June 30, 2003 were $68.5 million, an increase of $974,000, or 1.4%, from $67.5 at December 31, 2002. The commercial real estate portfolio increased $3.3 million, or 14.4% compared to the 2002 year end. This increase was due to a continued focus by the Bank on commercial lending. This increase was partially offset by a $2.1 million, or 45.3% decline in consumer installment loans, and a $237,000, or 31.1% decline in construction loans. Securities, including Federal Home Loan Bank stock, increased $5.3 million, or 31.9%, to $22.2 million at June 30, 2003 from $16.9 million at December 31, 2002. The Bank experienced significant deposit growth resulting in higher cash balances. The Bank used those funds to purchase additional securities, which have a more attractive yield than interest bearing cash accounts. Bank premises and equipment increased $473,000, or 24.8% to $2.4 million at June 30, 2003. The increase resulted from a purchase of land that the Bank completed in January of 2003. The land is being held for the purpose of building an additional branch office.

Deposits as of June 30, 2003 were $78.8 million, an increase of $6.3 million, or 8.6%, from December 31, 2002. The increase in deposits was primarily in the interest-bearing categories, with time deposits showing the greatest increase. Short-term time deposits have continued to be a popular product due to the volatile stock market and lack of high yielding investment options for consumers.

Federal Home Loan Bank advances as of June 30, 2003 remained at $9.0 million, showing no change from December 31, 2002. Increased deposit volume has allowed the Bank to fund loan growth and security purchases without borrowing additional funds.

Total stockholders' equity as of June 30, 2003 was $12.8 million, an increase of $87,000 or 0.7% from $12.7 million at December 31, 2002. The increase in equity from December 31, 2002 to June 30, 2003 was the result of the recording of $315,000 in net income, and $62,000 in the unrealized gain on investment securities available for sale. These increases were partially offset by the purchase of 18,000 shares of treasury stock totaling $299,000 by Clover Leaf Financial during the first six months of 2003. At June 30, 2003 there were 643,250 shares of common stock outstanding, at a book value of $19.91 per share.

Income Information - Quarter

Net income for the three months ended June 30, 2003 was $207,000, an increase of $105,000, or 102.9% from $102,000 for the three months ended June 30, 2002.

Interest income for the three months ended June 30, 2003 increased $2,000, or 0.2% to $1.3 million. Despite a decline in average yields on loans and securities, this loss of income was offset by increased income from higher average loan and security balances. Average interest-earning assets for the three months ended June 30, 2003 was $98.6, an increase of $13.9 million, or 16.4%, over average interest-earning assets for the three months ended June 30, 2002 of $84.7 million. Average loan balances increased $6.4 million, or 10.0% over the same period last year. Average security balances increased $4.3 million, or 22.6% over the same period last year. Interest bearing deposits in other financial institutions increased $3.4 million. The average loan yield declined 73 basis points to 5.98% at June 30, 2003 from 6.71% for the same period in the prior year. The Bank's loan rate was negatively impacted by the high volume of mortgage loan refinancing activity as well as the decline in the prime rate, which impacted those commercial loans that re-price with the prime rate. The average security yield declined 84 basis points to 3.79% at June 30, 2003 from 4.63% for the same period in the prior year. The security yield was negatively impacted by the re-pricing of floating rate instruments. Also contributing to the decline in security yield was a large number of security calls, which were then replaced with lower yielding securities.

Interest expense for the most recent three-month period fell by $69,000 to $568,000, a decrease of 10.8% compared to the same period last year. The decrease was primarily due to lower rates paid on interest-bearing deposits and borrowings. The average rate paid on interest-bearing liabilities for the three months ended June 30, 2003 declined by 84 basis points to 2.81% from 3.65% for the same period last year. The average interest rate paid on certificates of deposit fell by 130 basis points to 3.23% for the three months ended June 30, 2003, from 4.53% for the prior-year period.

Provision for loan losses for the three months ended June 30, 2003 was $22,000, compared to $21,000 for the three months ended June 30, 2002, an increase of $1,000, or 4.8%. Despite significant loan growth, improvement in the Bank's asset quality has allowed the Bank to record only a modest increase to the monthly provision expense in order to maintain an adequate loan loss reserve in relation to the total non-performing loans and total outstanding gross loan receivables. Management periodically reevaluates the allowance for loan losses to ensure the provision is maintained at a level that represents management's best estimate of probable loan losses in the loan portfolio.

Net interest income after provision for loan losses for the three months ended June 30, 2003 was $734,000, compared to $664,000 for the three months ended June 30, 2002, an increase of $70,000, or 10.5%. The increase in net interest income resulted primarily from the growth in interest earning assets, and a decline in the rate paid on interest bearing liabilities to 2.81% from 3.65% for the same period last year.

Non-interest income for the three months ended June 30, 2003 was $266,000 compared to $87,000 for the three months ended June 30, 2002, an increase of $179,000, or 205.7%. This increase is attributable to the gain on sale of loans of $189,000 for the current year period, compared to the gain on sale of loans of $1,000 for the same period last year. Due to the current declining interest rate environment, the Bank has been actively selling residential mortgage loans in the secondary market, while retaining servicing rights for the sold loans.

Non-interest expense for the three months ended June 30, 2003 increased by $80,000, or 13.4% from $597,000 for the three months ended June 30, 2002. The increase was primarily attributable to increases in legal and collection expenses of $37,000, or 284.6%, increases in compensation and employee benefits of $29,000, or 9.9%, and increases in advertising and marketing of $15,000, or 166.7% Compensation increased as a result of staff additions and annual merit and bonus increases. The increase in legal and collection expense is primarily due to the expenses associated with a lawsuit brought against the Bank by the Bank's former President, as disclosed in the Company's Quarterly Report on form 10-QSB for the quarter ended March 31, 2003. Advertising and Marketing increased as a result of the Bank engaging in a more active marketing campaign.

Income Information - Six Months

Net income for the six months ended June 30, 2003 was $315,000, or 45.2% higher than net income of $217,000 for the six months ended June 30, 2002.

Interest income for the six months ended June 30, 2003 decreased $46,000 or 1.7% to $2.6 million. The decrease was primarily due to lower average yields on loans and securities, partially offset by higher average balances in loans, interest bearing deposits in other financial institutions and securities. Average interest-earning assets for the six months ending June 30, 2003 were $96.2 million, an increase of $12.2 million, or 14.6%, over average interest-earning assets for the six months ended June 30, 2002 of $84.0 million. Average loan balances increased $6.4 million. Average interest bearing deposits in other financial institutions increased $3.7 million, and average security balances increased $2.3 million. The average loan yield declined 76 basis points to 6.08% at June 30, 2003 from 6.84% for the same period in the prior year. As stated above in the quarterly income analysis, the Bank's loan rate was negatively impacted by the high volume of mortgage loan refinancing activity and the declining prime rate. The average security yield declined 120 basis points to 3.78% at June 30, 2003 from 4.98% for the same period in the prior year. The security yield was negatively impacted by the re-pricing of floating rate instruments. Also contributing to the decline was a large number of security calls, which were then replaced with lower yielding securities.

Interest expense for the six-month period ended June 30, 2003 decreased to $1.2 million, a decline of $147,000, or 11.2%, compared to the same period last year. The decrease was due to lower rates paid on interest-bearing deposits and borrowings. The average rate paid on interest-bearing liabilities for the six months ended June 30, 2003 declined by 87 basis points to 2.94% from 3.81% for the same period last year. The average interest paid on certificates of deposit fell by 122 basis points to 3.43% for the six months ended June 30, 2003, from 4.65% for the prior-year period.

Net interest income after provision for loan losses for the six months ended June 30, 2003 increased $98,000 to $1.4 million, compared to $1.3 million for the same period in the prior year. The increase in the Bank's net interest income resulted primarily from the growth in interest earning assets, and a decline in the rate paid on interest bearing liabilities to 2.94% from 3.81% for the same period last year.

Non-interest income for the six months ended June 30, 2003 was $377,000 compared to $147,000 for the six months ended June 30, 2002, an increase of $230,000, or 156.5%. This increase was primarily attributable to the increase in the gain on sale of loans of $238,000. These loans were sold with servicing rights being maintained by the Bank. The Bank also recorded $15,000 in gain on sale of assets for the current six-month period compared to no such gains for the same period a year ago. These increases were partially offset by a slight decline in other operating income.

Non-interest expense for the six months ended June 30, 2003 was $1.3 million or $154,000 more than expenses for the six months ended June 30, 2002. The increase was primarily attributable to increases in compensation expenses, director's fees, and legal and collection expenses. Salary expense increased $89,000, or 15.8%, as a result of staff additions and annual merit increases. Directors fees increased $13,000, or 26.5% due to the addition of one board member as one current director entered into emeritus status. Legal and collection expense increased $48,000, or 218.2%, primarily due to expenses associated with a lawsuit brought against the Bank by the Bank's former President, as disclosed in the Company's Quarterly Report on form 10-QSB for the quarter ended March 31, 2003.

Other financial information is included in the tables that follow.

Note:

This news release contains forward-looking statements that are subject to numerous assumptions, risk and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently within customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; (6) changes in the competitive environment for financial services organizations and our ability to adapt to such changes.

CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED CONDENSED BALANCE SHEET (unaudited)
(in thousands)

                                                                      June 30,         December 31,
                                                                        2003               2002
                                                                     ---------           --------
Assets
Cash and due from other financial institutions                       $   2,270           $  2,429
Interest-bearing deposits in other financial institutions                5,748              5,688
                                                                     ---------           --------
   Total cash and cash equivalents                                       8,018              8,117

Securities available-for-sale                                           18,733             13,448
Federal Home Loan Bank (FHLB) stock                                      3,503              3,409
Loans, net of allowance for loan losses of
    $737 in 2003 and $690 at December 31, 2002                          68,518             67,544
Bank premises and equipment, net                                         2,379              1,906
Accrued interest receivable                                                541                541
Other assets                                                               684                551
                                                                     ---------           --------
        Total assets                                                 $ 102,376           $ 95,516
                                                                     =========           ========


Liabilities and  Stockholders' Equity

Liabilities
Deposits:
   Noninterest bearing                                               $   8,014           $  7,153
   Interest bearing                                                     70,742             65,334
                                                                     ---------           --------
     Total deposits                                                     78,756             72,487
Federal Home Loan Bank advances                                          9,000              9,000
Other borrowings                                                           554                284
Accrued interest payable                                                   188                218
Other liabilities                                                        1,073                809
                                                                     ---------           --------
       Total liabilities                                                89,571             82,798
                                                                     ---------           --------
       Total stockholders' equity                                       12,805             12,718
                                                                     ---------           --------
      Total liabilities and stockholders' equity                     $ 102,376           $ 95,516
                                                                     =========           ========

CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

                                                                     For Three Months Ended          For Six Months Ended
                                                                     June 30,     June 30,          June 30,      June 30,
                                                                       2003        2002              2003           2002
                                                                     --------    ---------          --------     ---------
Interest Income and dividend income:
Loans, including fees                                                $ 1,090      $ 1,096           $ 2,198      $ 2,189
Securities                                                               164          173               291          357
Federal Home Loan Bank dividends                                          56           46                99          102
Interest-bearing deposits in other financial institutions                 14            7                32           18
                                                                     -------      -------           -------      -------
     Total interest income                                             1,324        1,322             2,620        2,666

Interest expense:
Deposits                                                                 505          598             1,033        1,249
Federal Home Loan Bank advances                                           64           36               128           57
Other borrowings                                                          (1)           3                 2            4
                                                                     -------      -------           -------      -------
     Total interest expense                                              568          637             1,163        1,310

     Net interest income before provision for loan losses                756          685             1,457        1,356

Provision for loan losses                                                 22           21                45           42
                                                                     -------      -------           -------      -------
     Net interest income after provision for loan losses                 734          664             1,412        1,314

Other income:
Service charges on deposit accounts                                       19           21                39           39
Other service charges and fees                                            17           16                31           31
Loan servicing fees                                                        9            3                17            9
Gain on sale of loans                                                    189            1               257           19
Gain on sale of investments                                                -            -                 -            4
Gain on sale of assets                                                    15            -                15            -
Other                                                                     17           46                18           45
                                                                     -------      -------           -------      -------
                                                                         266           87               377          147

Other expense:
Salaries and employee benefits                                           323          294               652          563
Occupancy and equipment, net                                              66           68               130          134
Data processing                                                           54           52               114          109
Advertising and marketing                                                 24            9                33           24
Directors' fees                                                           32           25                62           49
Audit and accounting fees                                                 34           30                52           48
Legal and collection expense                                              50           13                70           22
Other                                                                     94          106               183          193
                                                                     -------      -------           -------      -------
                                                                         677          597             1,296        1,142

     Net income before income taxes                                      323          154               493          319
Income taxes                                                             116           52               178          102
                                                                     -------      -------           -------      -------
     Net income                                                      $   207      $   102           $   315      $   217
                                                                     =======      =======           =======      =======
Earnings per share                                                      0.31         0.16              0.48         0.34

CLOVER LEAF FINANCIAL CORP.
FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share data)

                                                       At                At
                                                    June 30,        December 31,
Selected Financial Highlights                         2003              2002
-----------------------------                     ------------      ------------
   Total assets                                    $ 102,376          $ 95,516
   Interest earning assets                            96,502            90,089
   Loan receivable, net                               68,518            67,544
   Securities                                         22,236            16,857
   Deposits                                           78,756            72,487
   Non-performing loans                                1,749             1,724
   Allowance for loan losses                             737               690
   Stockholders' equity                               12,805            12,718
   Book value per share                                19.91             19.23
   Shares outstanding - actual number                643,250           661,250


                                                                     June 30,        December 31,
Asset Quality Ratios:                                                  2003              2002
--------------------                                               ------------      ------------
  Non-performing loans to total loans                                  2.53%             2.53%
  Non-performing loans to total assets                                 1.71%             1.80%
  Allowance for loan losses to total non-performing loans             42.14%            40.02%
  Allowance for loan losses to gross loans receivable                  1.06%             1.01%



                                                          For Three Months Ended      For Six Months Ended
                                                          June 30,     June 30,       June 30,     June 30,
Selected Operating Ratios                                   2003         2002           2003         2002
-------------------------                                 --------     --------       --------     --------
   Return on average assets                                 0.80%        0.46%          0.63%        0.49%
   Return on average equity                                 6.62%        3.28%          5.05%        3.51%
   Net interest margin                                      3.11%        3.28%          3.09%        3.28%
   Non-interest expense to average assets                   2.62%        2.69%          2.58%        2.60%